Exhibit 99.1

MBIA Inc. Provides Financial Update and Reports First Half 2008 Financial Results

Summary

  The Company recorded a net loss of $706.4 million, or $3.37 per share, for the first half of 2008, compared with net income of $410.4 million, or $3.07 per share, during the same period in 2007.
  The Company recorded net income of $1.7 billion, or $7.14 per share, for the second quarter, driven primarily by $3.3 billion in pre-tax unrealized gains on insured credit derivatives due to wider spreads on credit default swaps on MBIA Insurance Corporation. Net income for the second quarter of 2007 was $211.8 million or $1.61 per share.
  After-tax operating loss, a non-GAAP measure that excludes the effects of timing-related gains and losses, for the first half of 2008 was $339.4 million, compared with after-tax operating income of $408.1 million for the same period of 2007.
  After-tax operating income for the second quarter was $228.9 million, or $0.96 per share, compared with $206.9 million, or $1.57 per share, in the second quarter of 2007.
  The Company did not materially change its projection of ultimate losses on its mortgage-related exposures, as deterioration in the general housing and mortgage markets was consistent with its earlier projections. Growth in loss reserves and impairments for mortgage-related credits totaled $25 million principally due to accretion for losses paid out over time.
  As of the end of the second quarter, the Company had rebalanced its Asset/Liability Management (ALM) portfolio, which included sales of approximately $4 billion of investment assets during the quarter, in order to satisfy additional terminations and collateralization requirements as a result of Moody's downgrade of MBIA Insurance Corporation. The impact on shareholders’ equity for the quarter was limited since most of the realized losses on the investments sold had been previously recognized as unrealized losses in shareholders’ equity.
  MBIA’s principal operating subsidiary, MBIA Insurance Corporation, generated operating cash flow of $276 million in the six months ended June 30, 2008. For the second quarter, the Company realized a negative cash flow of $27 million, primarily due to payments on second lien mortgage exposures.
  The Board of Directors authorized the resumption of the Company’s share repurchase plan.
  MBIA Insurance Corporation’s Insurance Financial Strength (IFS) ratings were downgraded from Triple-A to AA and placed on CreditWatch Negative by Standard & Poor’s (S&P) and to A2 with a Negative Outlook by Moody’s Investors Service.

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, today reported a net loss of $706.4 million, or $3.37 per share, for the first half of 2008, compared with net income of $410.4 million, or $3.07 per share, during the same period in 2007. For the second quarter, net income was $1.7 billion, or $7.14 per share, compared with $211.8 million, or $1.61 per share, for the same period of 2007. Net income in the quarter was driven primarily by unrealized gains on insured credit derivatives, which totaled $3.3 billion on a pre-tax basis. The majority of the unrealized gain was the result of a substantial widening of credit default swap spreads on MBIA Insurance Corporation during the second quarter. The Company did not materially alter its projection of ultimate loss on mortgage-related exposures. As a result, loss reserves had an insignificant impact on net income.

Net income was also affected by $742 million of pre-tax realized losses resulting from the rebalancing of the asset/liability portfolio in the Company’s Asset/Liability Management (ALM) business. The $742 million in realized losses consisted of $306 million on asset sales related to the rating downgrades of MBIA Insurance Corporation during the second quarter and $436 million of impairments on assets sold or that are expected to be sold in the third quarter to further enhance liquidity in the ALM business.

After-tax operating loss, a non-GAAP measure that excludes the effects of timing-related gains and losses (all non-GAAP measures used herein are defined in the attached Explanation of Non-GAAP Financial Measures), for the first half of 2008 was $339.4 million, or $1.62 per share, compared with after-tax operating income of $408.1 million, or $3.05 per share, for the first half of 2007. After-tax operating income for the second quarter of 2008 was $228.9 million, or $0.96 per share, compared with after-tax operating income of $206.9 million, or $1.57 per share in the same period of 2007.

“While the deterioration in the housing and mortgage markets continued over the past three months, it has been consistent with what we projected when we established reserves and impairments for our housing-related portfolio in the first quarter,” said Jay Brown, MBIA Chairman and Chief Executive Officer. “As such, we did not increase our loss reserves or credit derivative impairment estimates during the second quarter beyond our normal accretion adjustments and quarterly loss reserving formula.

“Our biggest disappointments this quarter were the downgrades by Standard & Poor’s and Moody’s, which had a significant impact on our asset management business and our ability to write new insurance business,” Mr. Brown continued. “Our business model, however, is functioning as it should under the current stress. The deleveraging of our portfolio has accelerated in recent months, and our capital position improves daily. Equally important, we expect our operating cash flow, balance sheet strength and liquidity position to allow us to meet our insurance obligations while also allowing us to create value for our owners through new investments as well as stock and debt buybacks when appropriate. I continue to expect that the rest of this year, and perhaps next, will be bumpy until the global credit markets stabilize, but MBIA has the resources to meet whatever challenges may lie ahead.”

Insurance Operations

During the second quarter, MBIA continued its monitoring and analysis of housing-related exposures in order to update its estimates for impairments and case loss reserves. Since the overall performance of these insured credits in the second quarter was consistent with the Company’s projections, no changes were made to the Company’s ultimate expectations for losses or credit impairments. MBIA’s performance projections are based on an assumption that default and loss experience on home mortgages continues to be elevated through mid-year 2009, and returns to a more normal pattern over the following 12 months. Observed performance in MBIA’s insured portfolio and in the broader market has been generally consistent with this expectation. As a result, increases to loss reserves and impairments for these credits were limited to $25 million, principally due to accretion for losses paid out over time (reserves and impairments are determined on a present value basis).

The Company will continue to evaluate its housing-related exposure and may need to adjust its loss reserves and credit impairments should deal performance not continue to track current expectations. In addition, the Company has not yet reflected as salvage or subrogation any potential recoveries resulting from the originators’ obligations to repurchase ineligible loans from Residential Mortgage-Backed Securities (RMBS) transactions. The Company continues to evaluate potential recoveries and intends to pursue them aggressively. Once the Company has concluded its evaluation, including assessing the likelihood and the amount of potential recoveries, it is likely to establish salvage and subrogation receivables to partially offset the related case loss reserves.

For the first six months of 2008, MBIA paid a total of $412.3 million in claims associated with its RMBS exposures, including $304.8 million in the second quarter of 2008. MBIA Insurance Corporation’s cash inflows in the first half of the year, largely from installment premiums and investment income, more than covered these payments, with the result that MBIA Insurance Corporation had operating cash flow of $276 million in the six months ended June 30, 2008. Due to the timing of claims over the first six months of the year, MBIA Insurance Corporation’s operating cash flow was modestly negative in the second quarter, at $27 million.

During the quarter, the net par outstanding of the Company’s insured portfolio contracted by $23.6 billion as a result of scheduled amortizations, refundings and early retirements of insured obligations. During the second quarter, five insured credit derivative contracts with aggregate notional exposure of approximately $5 billion were terminated, with no payments made by MBIA.

For the first six months of 2008, the insurance segment’s pre-tax operating loss was $592 million, compared with $553 million of pre-tax operating income in the same period of 2007. The reduction was largely attributable to credit impairments and increases to loss reserves in the first quarter, as well as interest expense on MBIA’s surplus notes. In the second quarter, pre-tax operating income for the insurance segment was $281 million, compared to $277 million in the second quarter of 2007. The increase, which was driven by accelerated premium recognition on refunded exposures, was partially offset by interest expense on MBIA’s outstanding surplus notes.

Insurance Financial Strength Ratings

In June, MBIA Insurance Corporation's IFS ratings were downgraded from Triple-A to AA and placed on CreditWatch negative by S&P and to A2 with a Negative Outlook by Moody's Investors Service. The rating agencies attributed their downgrades of MBIA to a number of factors, including a diminished outlook for new business generation, reduced financial flexibility and vulnerability to further stress in the residential mortgage sector. Based upon S&P's and Moody's published capital model results and adjusting for activity through June 30, the Company estimates that MBIA Insurance Corporation's capitalization was consistent with AAA and Aa ratings, respectively.

During the first six months of 2008, the Company estimates that the capital position of MBIA Insurance Corporation steadily improved. In the second quarter, the improvement was driven by a decline in capital requirements for terminated, matured and amortized exposures, as well as a decline in the capital required for the insurance of investment management liabilities. The capital position improvement was partially offset by increased capital requirements for downgraded credits and downgraded reinsurers.

Investment Management Services

As stated in its June 20, 2008 press release, the Company expected that it would be required to post additional eligible collateral and fund potential termination payments under its outstanding Guaranteed Investment Contracts (GICs) as a result of Moody's downgrade of MBIA Insurance Corporation's IFS rating from Aaa to A2. During the second quarter, the Company sold $4.3 billion of investments within its asset/liability products segment in order to rebalance the asset portfolio to meet these requirements and more closely match revised estimated liability cash flows. A total of $306 million of pre-tax net realized losses were incurred in the second quarter resulting from sales of assets during the quarter. The Company had previously recorded $294 million of unrealized losses relating to these assets in Other Comprehensive Income (OCI), the release of which substantially offset the impact on shareholders’ equity in the second quarter. By June 30, 2008, the Company had sufficient cash and eligible securities to meet $7.5 billion of potential collateral or termination requirements associated with the Moody’s rating downgrade to A2.

The Company will continue to sell assets in the third quarter to further optimize the asset/liability profile, strengthen the liquidity of the program and to substantially eliminate the impact of any further rating downgrades. As a result, the Company recorded additional pre-tax net realized losses of $436 million as Other than Temporary Impairments (OTTI) as of the end of the second quarter on $3.2 billion in assets that have been or are expected to be sold in the third quarter. The additional pre-tax net realized losses were substantially offset by a $386 million reversal of OCI against these assets. Taking into account total pre-tax realized losses of $742 million and corresponding pre-tax reductions in unrealized losses in OCI totaling $680 million, the after-tax impact of the rebalancing activities on shareholders’ equity at June 30 was a reduction of approximately $40 million.

In addition, the Company will receive $225 million in cash from the termination of a total return swap related to one of the ALM assets that has been sold, the benefit of which has already been recognized in previous quarters, from a GAAP perspective, through mark-to-market gains. The realized loss related to this one asset was recognized in the second quarter. Combining the realized losses associated with the rebalancing activity with the gain on related hedges, the cumulative cost to the Company of the ALM portfolio rebalancing as of the end of the second quarter was a $517 million pre-tax economic loss, or a $336 million after-tax economic loss.

Below is a reconciliation of IMS segment realized and unrealized losses in the quarter and the impact they had on the income statement and balance sheet of the Company:

Net Realized Losses and Other Comprehensive Income
$ in millions
2nd Quarter
2008
Income Statement
Net Realized (Losses)
Losses From Sales	(306)
Impairments	(436)
Pre-tax Income Statement Effect	(742)

Balance Sheet
Other Comprehensive Income (OCI)
OCI Reversals Related to Sales	294
OCI Reversals Related to Impairments	386
Pre-tax OCI Effect	680

Pre-tax Combined Effect	(62)
After-tax Combined Effect on Shareholders' Equity	(40)

The sector composition and credit quality of the remaining ALM assets following the sales to date is similar to that which existed at March 31, 2008. The percentage of the portfolio in cash and government securities increased, while the proportions of ABS and RMBS were relatively unchanged and those of corporate, CDO and CMBS assets declined. Average asset quality remained in the Double-A range while the proportion of assets rated below investment grade remained unchanged at less than 1 percent.

Average assets under management for the first six months of 2008, including conduit assets of $3.5 billion, were $63.2 billion, down 5 percent from $66.1 billion in the first half of 2007. Ending assets under management at June 30, 2008, including conduit assets of $3.0 billion, were $59.8 billion, down 6 percent from $63.4 billion at March 31, 2008. The decline is primarily attributable to maturities and terminations in the asset/liability and conduit segments. In the Advisory Services segment, balances were stable and the segment continued to generate new business.

In the Investment Management Services (IMS) segment, excluding gains on debt repurchases, MBIA recorded $49.9 million in pre-tax operating income for the six months ended June 30, 2008, compared with $50.9 million in the same period of 2007. In the second quarter, MBIA recorded $23.5 million of pre-tax operating income, compared with $26.0 million in last year’s second quarter, again excluding gains on debt repurchases. The pre-tax net loss for the IMS segment was $938.1 million in the first half and $846.3 million in the second quarter, as operating income was more than offset by realized losses and mark-to-market losses on financial instruments and foreign exchange.

Unrealized Gain on Insured Derivatives (“Mark-to-Market”)

In the second quarter of 2008, MBIA recorded a $3.3 billion pre-tax net unrealized gain on insured credit derivatives. The table below estimates the sources of the second quarter mark-to-market adjustments.

	Spread Widening	Credit Migration	Collateral Erosion	Time to Maturity	Change in Libor	SFAS 157/MBIA Credit Adj.	Reinsurer Haircut	Other	Total
$ millions
Multi-Sector CDO	(627)	(364)	(468)	(20)	209	1,600	242	23	595
Multi-Sector CDO-squared	(96)	(99)	(34)	(3)	78	523	72	4	445
Commercial Real Estate/CMBS	(111)	(252)	7	163	142	811	133	156	1,049
Corp/Other	1,074	(6)	7	44	47	(47)	51	65	1,235
Total	240	(721)	(488)	184	476	2,887	498	248	3,324

As reported in the first quarter of 2008, SFAS 157 requires the Company to adjust the fair value estimates of its insured credit derivatives portfolio for the market’s perception of its non-performance risk. The Company has applied a discount rate based on MBIA Insurance Corporation’s CDS spread at June 30, 2008 to measure the market’s perception of the Company’s non-performance risk in order to adjust the fair value estimates of its insured credit derivatives portfolio under SFAS 157. MBIA Insurance Corporation’s CDS spreads widened substantially during the quarter following the downgrade of its IFS ratings by S&P and Moody’s. As shown above, this adjustment results in a change in fair value of $2.9 billion. This amount is recalculated each quarter, and can result in substantial volatility in the mark-to-market. If the market’s perception of MBIA’s credit quality improves and MBIA Insurance Corporation’s CDS spreads tighten, the Company would record an increase to its unrealized mark-to-market losses, all other things being equal, due to SFAS 157.

Holding Company Activities

MBIA Inc.’s liquidity position remains strong, bolstered in part by the liquidity-enhancing rebalancing of the ALM portfolio. In addition to the ALM portfolio assets, MBIA Inc. had approximately $1.4 billion in cash, short-term securities and other investments at June 30. Also available to the holding company if needed are regular dividends from MBIA Insurance Corporation, which has approximately $426 million of regular dividend capacity (although no dividends have been paid up to MBIA Inc. thus far in 2008). In addition, MBIA Inc. maintains an undrawn $500 million revolving credit line with a group of highly rated banks. The Company is in compliance with all covenants of this facility.

MBIA’s Board of Directors has approved the resumption of the Company’s share repurchase program, which was initially authorized by the Board in February 2007. The share repurchase program was suspended in the third quarter of 2007. Approximately $340 million of authorized capacity remains available under the program, and the Company may repurchase shares from time to time. The Company or its subsidiaries may also repurchase their outstanding debt instruments from time to time.

Book Value

MBIA's Book Value per share as of June 30, 2008 was $16.67 compared with $8.70 at March 31, 2008 and $29.16 at December 31, 2007. This change is largely due to unrealized mark-to-market adjustments on insured credit derivatives and dilution from MBIA’s February 2008 equity offering.

The Company modified its formula for calculating Adjusted Book Value (ABV), a non-GAAP measure, to exclude the impact of unrealized gains and losses on insured credit derivatives (except for credit impairments). This calculation is now consistent with what the Company had called Analytic Adjusted Book Value in the first quarter of 2008. ABV per share, determined as set forth above, declined to $39.63 at the end of the second quarter from $78.14 at December 31, 2007, and from $43.63 at March 31, 2008. ABV per share declined in the second quarter primarily due to a reduction in expected future income from projected positive spread from the ALM business, as a result of the rebalancing of the asset portfolio and GIC terminations.

Deferred Tax Asset

As of June 30, 2008, MBIA carried a net deferred tax asset of $1.5 billion on its balance sheet. The amount of the deferred tax asset is driven by cumulative mark-to-market losses of $3.9 billion and realized investment losses primarily associated with the rebalancing of the ALM portfolio. Since capital losses, which generated a portion of the deferred tax asset, can only be used to offset realized capital gains, the Company has established a $199 million valuation allowance in the second quarter against the portion of the deferred tax asset related to realized capital losses. With respect to the balance of the deferred tax asset, the Company believes that future expected taxable income will be sufficient to allow it to realize the full value of the remaining net deferred tax asset. Also, in future quarters, this valuation allowance may increase or decrease depending on the nature and amount of future realized capital gains and losses.

Conference Call

MBIA will host a webcast and conference call for investors today, Friday, August 8 at 9:00 AM (EDT) to discuss its second quarter 2008 financial results and other matters relating to the Company. The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 57429200. A live webcast of the conference call will also be accessible on www.mbia.com.

The webcast and conference call will consist of approximately one hour of prepared remarks followed by an open question and answer session. Questions for the event may be submitted in advance to ConferenceCallQuestions@mbia.com. In addition, conference call participants will be able to ask questions during the question and answer session.

A replay of the call will be available approximately two hours after the completion of the call on August 8 until 5:00 p.m. on August 29 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 57429200. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. Please visit MBIA's Web site at www.mbia.com

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Operating Income (Loss): The Company believes operating income (loss) and operating income (loss) per share are useful measurements of performance because they measure income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value (with the exception of credit impairments on insured derivatives) and foreign exchange and other non-operating items. Operating income (loss) and operating income (loss) per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to be realized in future periods and removes the uneconomic effects of the mark-to-market of insured derivatives but includes any estimated impairments, provides additional information that gives a comprehensive measure of the value of the Company. Except for credit impairments, the Company believes mark-to-market losses are not predictive of future claims and, in the absence of further credit impairment, the cumulative marks should reverse over the remaining life of the insured credit derivatives. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2008	December 31, 2007

Assets

Investments:
Fixed-Maturity Securities Held as Available-For-Sale, at Fair Value (Amortized Cost $24,392,788 and $30,199,471) (Includes Hybrid Financial Instruments at Fair Value $167,485 and $596,537)	$22,971,940	$29,589,098
Investments Held-To-Maturity, at Amortized Cost (Fair Value $4,263,442 and $5,036,465)	4,298,125	5,053,987
Investments Pledged as Collateral, at Fair Value (Amortized Cost $1,048,959 and $1,243,245) (2008 Includes Hybrid Financial Instruments at Fair Value $6,075)	1,002,472	1,227,153
Short-Term Investments Held as Available-For-Sale, at Fair Value (Amortized Cost $7,795,771 and $4,915,581)	7,798,529	4,915,581
Short-Term Investments Held-To-Maturity, at Amortized Cost (Fair Value $37,413 and $545,769)	38,167	549,127
Other Investments	633,484	730,711
Total Investments	36,742,717	42,065,657

Cash and Cash Equivalents	1,315,689	263,732
Accrued Investment Income	482,535	590,060
Deferred Acquisition Costs	408,969	472,516
Prepaid Reinsurance Premiums	295,063	318,740
Reinsurance Recoverable on Unpaid Losses	72,556	82,041
Goodwill	79,406	79,406
Property and Equipment (Net of Accumulated Depreciation)	101,814	104,036
Receivable for Investments Sold	2,016,492	111,130
Derivative Assets	1,793,596	1,722,696
Current Income Taxes	-	142,763
Deferred Income Taxes, Net	1,480,366	1,173,658
Other Assets	550,978	288,639
Total Assets	$45,340,181	$47,415,074

Liabilities and Shareholders' Equity

Liabilities:
Deferred Premium Revenue	$2,904,381	$3,107,833
Loss and Loss Adjustment Expense Reserves	1,330,953	1,346,423
Investment Agreements	15,494,492	16,107,909
Commercial Paper	343,033	850,315
Medium-Term Notes (Includes Hybrid Financial Instruments at Fair Value $314,311 and $399,061)	9,739,940	12,830,777
Variable Interest Entity Floating Rate Notes	1,325,636	1,355,792
Securities Sold Under Agreements to Repurchase	1,007,566	1,163,899
Short-Term Debt	7,158	13,383
Long-Term Debt	2,241,063	1,225,280
Current Income Taxes	61,841	-
Deferred Fee Revenue	16,661	15,059
Payable for Investments Purchased	807,853	41,359
Derivative Liabilities	5,329,688	5,037,112
Other Liabilities	754,697	664,128
Total Liabilities	41,364,962	43,759,269

Shareholders' Equity:
Common Stock	273,315	160,245
Additional Paid-in Capital	3,053,397	1,649,511
Retained Earnings	3,595,507	4,301,880
Accumulated Other Comprehensive Loss	(982,493)	(490,829)
Treasury Stock	(1,964,507)	(1,965,002)
Total Shareholders' Equity	3,975,219	3,655,805

Total Liabilities and Shareholders' Equity	$45,340,181	$47,415,074

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Three Months Ended June 30, 2008
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$179,388	$-	$-	$179,388	$(9,440)	$(41,083)	$128,865
Ceded Premiums	(29,088)	-	-	(29,088)	1,210	8,036	(19,842)
Net Premiums Written	150,300	-	-	150,300	(8,230)	(33,047)	109,023
Revenues:
Premiums Earned	275,811	-	-	275,811	(8,230)	(34,189)	233,392
Net Investment Income	148,068	274,458	7,707	430,233	8,396	(21,348)	417,281
Fees and Reimbursements	2,568	14,299	-	16,867	(4,131)	(115)	12,621
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	34,304	34,304
Unrealized Gains on Insured Derivatives	3,324,313	-	-	3,324,313	-	-	3,324,313
Net Change in Fair Value of Insured Derivatives	3,324,313	-	-	3,324,313	-	34,304	3,358,617
Net Realized Gains (Losses)	22,762	(742,026)	1,509	(717,755)	-	(101,706)	(819,461)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	102,287	(193,658)	54,450	(36,921)	-	123,706	86,785

Total Revenues	3,875,809	(646,927)	63,666	3,292,548	(3,965)	652	3,289,235

Expenses:
Losses and Loss Adjustment	22,344	-	-	22,344	-	-	22,344
Amortization of Deferred Acquisition Costs	22,977	-	-	22,977	-	-	22,977
Operating	41,034	24,112	4,877	70,023	(3,434)	-	66,589
Interest Expense	46,664	175,230	19,956	241,850	(531)	652	241,971

Total Expenses	133,019	199,342	24,833	357,194	(3,965)	652	353,881
Income (Loss) before Income Taxes	$3,742,790	$(846,269)	$38,833	$2,935,354	$-	$-	2,935,354

Provision for Income Taxes							1,234,994

Net Income							$1,700,360

	Three Months Ended June 30, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$252,973	$-	$-	$252,973	$(8,953)	$(36,634)	$207,386
Ceded Premiums	(28,135)	-	-	(28,135)	1,610	6,794	(19,731)
Net Premiums Written	224,838	-	-	224,838	(7,343)	(29,840)	187,655
Revenues:
Premiums Earned	224,468	-	-	224,468	(7,343)	(31,497)	185,628
Net Investment Income	142,384	381,045	7,739	531,168	2,727	2,567	536,462
Fees and Reimbursements	4,634	11,729	-	16,363	(3,074)	(74)	13,215
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	31,571	31,571
Unrealized Losses on Insured Derivatives	(14,274)	-	-	(14,274)	-	-	(14,274)
Net Change in Fair Value of Insured Derivatives	(14,274)	-	-	(14,274)	-	31,571	17,297
Net Realized Gains (Losses)	31,052	(6,097)	(9,437)	15,518	-	79	15,597
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	216	6,412	(303)	6,325	-	(2,586)	3,739
Insurance Recoveries	-	-	3,000	3,000	-	-	3,000

Total Revenues	388,480	393,089	999	782,568	(7,690)	60	774,938

Expenses:
Losses and Loss Adjustment	20,968	-	-	20,968	-	-	20,968
Amortization of Deferred Acquisition Costs	17,433	-	-	17,433	-	-	17,433
Operating	35,043	25,239	8,461	68,743	(7,649)	-	61,094
Interest Expense	20,711	341,514	20,182	382,407	(41)	60	382,426

Total Expenses	94,155	366,753	28,643	489,551	(7,690)	60	481,921
Income (Loss) before Income Taxes	$294,325	$26,336	$(27,644)	$293,017	$-	$-	293,017

Provision for Income Taxes							81,186

Net Income							$211,831

(1) Eliminations include:
(a) Elimination of intercompany premium income and expense.
(b) Elimination of intercompany asset management fees and expenses.
(c) Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Six Months Ended June 30, 2008
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$345,459	$-	$-	$345,459	$(19,371)	$(82,511)	$243,577
Ceded Premiums	(56,106)	-	-	(56,106)	2,514	16,300	(37,292)
Net Premiums Written	289,353	-	-	289,353	(16,857)	(66,211)	206,285
Revenues:
Premiums Earned	473,221	-	-	473,221	(16,857)	(67,656)	388,708
Net Investment Income	300,700	630,194	14,864	945,758	13,810	(27,383)	932,185
Fees and Reimbursements	2,675	25,310	-	27,985	(7,506)	(406)	20,073
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	68,062	68,062
Unrealized Losses on Insured Derivatives	(252,790)	-	-	(252,790)	-	-	(252,790)
Net Change in Fair Value of Insured Derivatives	(252,790)	-	-	(252,790)	-	68,062	(184,728)
Net Realized Gains (Losses)	42,114	(927,900)	868	(884,918)	-	(101,552)	(986,470)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	162,058	(139,656)	11,269	33,671	-	129,676	163,347

Total Revenues	727,978	(412,052)	27,001	342,927	(10,553)	741	333,115

Expenses:
Losses and Loss Adjustment	309,952	-	-	309,952	-	-	309,952
Amortization of Deferred Acquisition Costs	38,529	-	-	38,529	-	-	38,529
Operating	87,303	40,669	12,053	140,025	(9,948)	-	130,077
Interest Expense	93,411	485,404	40,090	618,905	(605)	741	619,041

Total Expenses	529,195	526,073	52,143	1,107,411	(10,553)	741	1,097,599
Income (Loss) before Income Taxes	$198,783	$(938,125)	$(25,142)	$(764,484)	$-	$-	(764,484)

Benefit for Income Taxes							(58,111)

Net Loss							$(706,373)

	Six Months Ended June 30, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations (1)	Derivative Reclassification (2)	Consolidated

Gross Premiums Written	$476,236	$-	$-	$476,236	$(17,884)	$(62,792)	$395,560
Ceded Premiums	(51,213)	-	-	(51,213)	3,319	11,291	(36,603)
Net Premiums Written	425,023	-	-	425,023	(14,565)	(51,501)	358,957
Revenues:
Premiums Earned	438,894	-	-	438,894	(14,565)	(52,510)	371,819
Net Investment Income	284,562	732,514	13,729	1,030,805	7,475	9,131	1,047,411
Fees and Reimbursements	14,802	24,855	-	39,657	(6,172)	(213)	33,272
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	52,723	52,723
Unrealized Losses on Insured Derivatives	(16,066)	-	-	(16,066)	-	-	(16,066)
Net Change in Fair Value of Insured Derivatives	(16,066)	-	-	(16,066)	-	52,723	36,657
Net Realized Gains (Losses)	32,044	4,024	(8,495)	27,573	-	1,926	29,499
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	3,855	(11,617)	(166)	(7,928)	-	(12,250)	(20,178)
Insurance Recoveries	-	-	6,400	6,400	-	-	6,400

Total Revenues	758,091	749,776	11,468	1,519,335	(13,262)	(1,193)	1,504,880

Expenses:
Losses and Loss Adjustment	41,452	-	-	41,452	-	-	41,452
Amortization of Deferred Acquisition Costs	34,062	-	-	34,062	-	-	34,062
Operating	67,612	50,418	16,916	134,946	(13,141)	-	121,805
Interest Expense	42,447	656,009	40,361	738,817	(121)	(1,193)	737,503

Total Expenses	185,573	706,427	57,277	949,277	(13,262)	(1,193)	934,822
Income (Loss) before Income Taxes	$572,518	$43,349	$(45,809)	$570,058	$-	$-	570,058

Provision for Income Taxes							159,616

Net Income							$410,442

(1) Eliminations include:
(a) Elimination of intercompany premium income and expense.
(b) Elimination of intercompany asset management fees and expenses.
(c) Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written(1)
(dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Adjusted Direct Premiums (2)	$29.8	$447.4	$73.3	$720.3
Adjusted Assumed Premiums	0.0	0.0	0.0	0.0
Adjusted Gross Premiums	29.8	447.4	73.3	720.3
Present Value of Estimated Future Installment Premiums (3)	(3.4)	(347.1)	(23.3)	(528.5)
Gross Upfront Premiums Written	26.4	100.3	50.0	191.8
Gross Installment Premiums Written	153.0	152.7	295.5	284.4
Gross Premiums Written	$179.4	$253.0	$345.5	$476.2

(1) The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2) A non-GAAP measure.
(3) At June 30, 2008 and March 31, 2008 the discount rate was 4.67% and 4.98%, respectively, and at June 30, 2007 and March 31, 2007 the discount rate was 5.13% and 5.10%, respectively.

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Income (Loss) per Common Share:	2008	2007	2008	2007
Basic	$7.25	$1.66	($3.37)	$3.17
Diluted	$7.14	$1.61	($3.37)	$3.07

Weighted-Average Number of Common Shares Outstanding:

Basic	234,638,186	127,386,668	209,673,573	129,667,141
Diluted	238,152,768	131,460,764	209,673,573	133,785,874

Components of Net Income (Loss) per Diluted Share (1)

Net Income (Loss)	$7.14	$1.61	($3.37)	$3.07
Unrealized Gains (Losses) on Insured Derivatives Net of Credit Impairments (2)	9.11	(0.07)	1.82	(0.08)
Net Realized Gains (Losses)	(3.07)	0.08	(4.01)	0.14
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange (3)	0.41	0.03	0.68	(0.05)
Gains on Debt Repurchases (4)	0.18	-	0.25	-
Tax Adjustment	(0.44)	-	(0.49)	-
Operating Income (Loss) (5)	$0.96	$1.57	($1.62)	$3.05

(1) May not add due to rounding.
(2) Pre-tax credit impairments related to insured credit derivatives for the three and six months ended June 30, 2008 were $12.8 million and $839.8 million, respectively.
(3) Excludes $22.0 million and $28.1 million of pre-tax income for the three and six months ended June 30, 2008 and $2.5 million and $10.3 million of pre-tax expense for the three and six months ended June 30, 2007, related to economic hedges.
(4) Represents the discretionary repurchases of medium-term notes at discounts made at request of the note holders.
(5) A non-GAAP measure.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share

	June 30, 2008		December 31, 2007

Book Value		$16.67		$29.16
After-tax Value of:
Deferred Premium Revenue (1)	8.00		16.27
Prepaid Reinsurance Premiums (1)	(0.82)		(1.69)
Deferred Acquisition Costs	(1.11)		(2.45)
Net Deferred Premium Revenue		6.07		12.13
Present Value of Installment Premiums (1) (2)		6.97		13.68
Asset/Liability Products Adjustment		3.88		8.78
Loss Provision (3)		(1.71)		(3.39)
Cumulative Unrealized Gains (Losses) on Insured
Derivatives Net of Credit Impairments		7.75		17.78
Adjusted Book Value (4)		$39.63		$78.14

(1) The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2) At June 30, 2008 and December 31, 2007 the discount rate was 4.67% and 5.06%, respectively.

(3) The loss provision is calculated by applying 14.5% to the following items (excluding premiums related to derivatives) on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.

(4) A non-GAAP measure.

CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

		June 30, 2008		December 31, 2007

Capital and Surplus		$4,260.7		$3,663.1
Contingency Reserve		2,858.6		2,718.9

Capital Base		7,119.3		6,382.0

Unearned Premium Reserve		3,609.2		3,762.8
Present Value of Installment Premiums (1)		2,555.9		2,638.6

Premium Resources (2)		6,165.1		6,401.4

Loss and Loss Adjustment Expense Reserves		1,866.4		926.1
Soft Capital Credit Facilities		850.0		850.0

Total Claims-paying Resources		$16,000.8		$14,559.5

Net Debt Service Outstanding		$969,396.2		$1,021,925.2
Capital Ratio (3)		136:1		160:1
Claims-paying Ratio (4)		70:1		83:1

(1) At June 30, 2008 and December 31, 2007 the discount rate was 4.67% and 5.06%, respectively.
(2) The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3) Net debt service outstanding divided by the capital base.

(4) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

CONTACT:
MBIA
Media:
Kevin Brown, +1-914-765-3648
or
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond, +1-914-765-3190
or
APCO Worldwide
Media:
Jim McCarthy +1-202-333-8810